Community Redevelopment, Inc.

20295 NE 29th Place, Suite #200

Aventura, Florida 33180

Telephone: 866-692-6847

Email: info@comredev.com

$10,000.00 Minimum Offering Amount (4,000 Shares of Common Stock)

$25,000,000.00 Maximum Offering Amount (10,000,000 Shares of Common Stock)

The Company is offering a minimum of $10,000.00 and a maximum of $25,000,000.00 of our Common Stock (“Common Stock”) on a “best efforts” basis. The offering will consist of a minimum of 4,000 and a maximum of 10,000,000 of Common Stock at a fixed price of $2.50 per share (“the Offered Shares”) pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). If Community Redevelopment, Inc. (the “Company”) has not received and accepted subscriptions for the minimum number of Offered Shares at the end of the one hundred fiftieth (150th) day following qualification of the offering statement of which this offering circular is a part, subject to the Company’s ability to extend the offering for an additional Thirty (30) days (the “Extension Period”), this offering will terminate. If we have received and accepted subscriptions for the minimum number of Offered Shares on or before the end of the one hundred fiftieth (150) day following qualification, or the end of the Extension Period, if exercised, then the Company will close on the minimum offering amount (the “Initial Closing”) and this offering will continue and terminate on (i) the date which is one hundred fifty (150) days after the Initial Closing or (ii) the date on which the maximum offering amount is sold.

If on the date of the Initial Closing the Company has sold less than the maximum Offered Shares, then the Company will hold one or more additional closings for additional sales (each, an “Additional Closing”), up to the maximum number of Offered Shares until such time as the offering is terminated. The Company will consider various factors in determining the timing of any Additional Closings, including amount of proceeds received at the Initial Closing, the level of additional valid subscriptions received after the Initial Closing, and the eligibility of additional investors under applicable laws. For the Initial Closing and each subsequent Additional Closing, proceeds for such closing will be kept by the Company in a separate bank account, as agent or trustee for the persons who have the beneficial interests therein, pursuant to Section 15e2-4. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the associated Offered Shares will be issued to the investors in such Offered Shares. If the offering does not close for any reason, the proceeds from the offering will be promptly returned to investors, without deductions and without interest. The agent for the separate bank account will retain 0.25% of funds reconciled and processed in such an account as partial compensation for serving as agent. Gainvest Legal Corporation, in partnership with Gainvest Holdings LLC and Gainvest Transfer Agency LLC, shall serve as the agent of the separate bank account; held at Silicon Valley Bank within the Gainvest investment platform. The minimum purchase requirement per investor is 400 Offered Shares ($1,000); however, the Company can waive the minimum purchase requirement on a case-by-case basis at its sole discretion.

	Number of Shares	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to issuer (2)
Per Share:	1	$ 2.50	0	0
Total Minimum:	4,000	$10,000.00	0	0
Total Maximum:	10,000,000	$25,000,000.00	0	0

(1)       The Company does not intend to use commission sales agents or underwriters.

(2)       Does not include expenses of the offering, including, but not limited to, legal, accounting, printing, marketing, blue sky compliance, transfer agent, and escrow fees.

(3)       No security holders will participate in this Offering.

The date of this Offering Circular is August 19, 2021

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Offered Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 3.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. AS AMENDED (THE “SECURITIES ACT'') OR APPLICABLE STATE SECURITIES LAWS, AND THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. HOWEVER, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering Circular is following the offering circular format described in Part II of Form 1-A.

2

3

OFFERING SUMMARY

The following summary highlights selected information contained in this Offering Circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this Offering Circular, including, but not limited to, the risk factors beginning on Page 6. References to “we,” “us,” “our,” or the “company” means Community Redevelopment, Inc.

Our Company

Community Redevelopment, Inc., an Oklahoma Corporation, (“Community Redevelopment or the “Company”) is a real estate property owner, manager and developer that plans to build value for its shareholders by bringing commerce anchored by strong tenants, market rate, and affordable housing to underserved areas that have significant demand for housing.

This Offering

Securities offered	Minimum of 4,000 shares of Common Stock ($2.50) Maximum of 10,000,000 shares of Common Stock ($2.50)

Common Stock outstanding before the offering	24,962,496 shares

Common Stock outstanding after the offering	Minimum of 24,966,496 shares of Common Stock (1) Maximum of 34,966,496 shares of Common Stock (2)

Use of proceeds	The net proceeds of this offering will be used primarily for further development and or redevelopment of real estate properties currently owned or acquired, and managed by Community Redevelopment, Inc.

Risk factors	Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this Offering Circular.

(1) Assumes the sale of 4,000 shares.

(2) Assumes the sale of 10,000,000 shares, including the sale of shares by existing shareholders as more fully described herein.

4

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

5

RISK FACTORS

An investment in our shares involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this offering circular, before purchasing our shares in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities”

Risks Related to our Business and Industry

We have a limited operating history and have not yet generated revenues.

Our limited operating history makes evaluating the business and future prospects difficult and may increase the risk of your investment. Community Redevelopment was formed in 2010 and to date there has been no revenues. We intend, in the long term, to derive revenues through participating in potential urban renewal opportunities in the area of community redevelopment.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the Common Stock could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock. In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of Common Stock that we sell could be sold into any market which develops, which could adversely affect the market price.

We are dependent on our management to achieve our objectives, and our loss of, or inability to obtain, key personnel could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment.

Our success depends on the diligence, experience and skill of our Board of Directors (the “Board”) and officers, especially Mr. Charles Arnold, our Chief Executive Officer. The loss of Mr. Arnold, any future director, or any other key person could harm our business, financial condition, cash flow, and results of operations. Any such event would likely result in a material adverse effect on your investment.

Risks Related to the Investment in our Common Stock

Common stock trades on the OTC Pink under the symbol CWNR. More information can be obtained by visiting our profile page: https://www.otcmarkets.com/stock/CWNRD/profile

There is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for Offered Shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our Offered Shares is fixed and will not vary based on the underlying value of our assets at any time. The Company’s Board of Directors will determine the offering price using its sole discretion immediately after Offering becomes Qualified. The fixed offering price for the Offered Shares has not been based on appraisals of any assets we own or may own, of our Company as a whole, . Therefore, the fixed offering price established for our Offered Shares may not be supported by the current value of our Company or our assets at any particular time.

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of the assets of the Company, or such subsidiaries will be distributed among the stockholders, but only after the satisfaction of the claims of third-party creditors of the Company. The ability of a stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom. There can be no assurance that the Company will recognize gains on such liquidation, nor is there any assurance that Common Stockholders will receive a distribution in such a case.

6

DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net pro forma as adjusted tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of August 3, 2021, was $51,921,991.70 (unaudited), or $2.08 per share.

Taking into effect the issuance of 10,000,000 shares subsequent to August 3, 2021, the tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares
Offering price per share	$2.50
Net tangible book value per share as of August 3, 2021 (unaudited)	$2.08
Increase in net tangible book value per share after giving effect to this offering	$0.12
Pro forma net tangible book value per share as of August 3, 2021	$2.20
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.30

Assuming the Sale of 75% of the Offered Shares
Offering price per share	$2.50
Net tangible book value per share as of March 31, 2021 (unaudited)	$2.08
Increase in net tangible book value per share after giving effect to this offering	$0.10
Pro forma net tangible book value per share as of March 31, 2021	$2.18
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.32

Assuming the Sale of 50% of the Offered Shares
Offering price per share	$2.50
Net tangible book value per share as of March 31, 2021 (unaudited)	$2.08
Increase in net tangible book value per share after giving effect to this offering	$0.07
Pro forma net tangible book value per share as of March 31, 2021	$2.15
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.35

Assuming the Sale of 25% of the Offered Shares
Offering price per share	$2.50
Net tangible book value per share as of March 31, 2021 (unaudited)	$2.08
Increase in net tangible book value per share after giving effect to this offering	$0.04
Pro forma net tangible book value per share as of March 31, 2021	$2.12
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.38

7

USE OF PROCEEDS

The Company estimates that, at a per share price of $2.50, the net proceeds from the sale of the 10,000,000 shares in this offering will be approximately $25,000,000 after deducting the estimated offering expenses (including, but not limited to, legal, accounting, printing, marketing, blue sky compliance, transfer agent, and escrow fees). If only the minimum of 4,000 shares is sold, the net proceeds will be approximately $10,000 after deducting the estimated offering expenses.

The net proceeds of this offering will be used primarily to fund the effort for real estate development, acquisition advertising, marketing, legal, regulatory and working capital.

Accordingly, we expect to use the net proceeds as follows:

Cost Category	Actual Cost Breakdown
G & A	$5,000,000.00
Legal	$100,000.00
Regulatory	$250,000.00
Marketing	$150,000.00
Development Equity	$7,500,000.00
Acquisition Equity	$7,500,000.00
Property Management	$4,500,000.00

(1) A portion of G & A will be used for officers’ salaries.

To the extent that the Company sells more than 9,940,000 shares, a portion of the additional net proceeds will be used for working capital.

The foregoing information is an estimate based on our current business plan. The Company may find it necessary or advisable to re-allocate portions of the net proceeds reserved from one category to another, and the Company will have broad discretion in doing so. Pending these uses, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing securities.

8

DESCRIPTION OF OUR BUSINESS

Corporate Background and General Overview

Community Redevelopment, Inc., was incorporated in the State of Oklahoma on August 16th, 2010, under the name Crosswind Renewable Energy Corp. At the time of its creation, the Company had been engaged in marketing renewable energy, sales and marketing of turbines, lighting and solar energy sources. On July 6th, 2020, the company completed a transaction whereby the core business of the Company is now that of the new merged business. Community Redevelopment, Inc. operates as a community oriented real estate redeveloper targeting economic growth and opportunity zones in secondary and tertiary value-added markets.

The Company’s name was formally changed to Community Redevelopment Inc. on June 24th, 2020, as part of the overall transaction. The Company is primarily focused on opportunity zones in an effort to bring commerce and affordable housing to underserved areas. Community Redevelopment plans to provide numerous opportunities to improve low-income neighborhoods for residential, commercial, and industrial opportunities through government incentives, long term partnerships and agreements. Our mission is to rebuild depressed communities, change the direction of youth and improve the quality of life in those communities, and provide our investors with an opportunity to profit. We intend to accomplish this by focusing on partnerships between the public and private sector to generate both business interest and business activity in low-income neighborhoods that have gone unnoticed by the development community at large, while repairing and amending relationships in these underserved communities.

Community Redevelopment, Inc. is not an opportunity zone fund, or a real estate investment trust. Community Redevelopment, Inc. is a real estate developer offering potential investors an opportunity to participate in the process of investing in real estate projects that could improve the quality of life for residents of low-income neighborhoods, via a publicly traded company. The Company intends to work with other real estate developers, as well as local and state government agencies to complete its projects in these communities.

Community Redevelopment, Inc. operates as a community oriented real estate redeveloper targeting economic growth and opportunity zones in secondary and tertiary value-added markets. The Company is primarily focused on opportunity zones in an effort to bring commerce and affordable housing to underserved areas. Community Redevelopment plans to provide numerous opportunities to improve low-income neighborhoods for residential, commercial, and industrial opportunities through government incentives, long term partnerships and agreements. Our mission is to rebuild depressed, underserved communities, improve the quality of life in those markets, and provide our investors with an opportunity to profit. We intend to accomplish this by focusing on partnerships between the public and private sector to generate both business interest and business activity in low-income neighborhoods that have gone unnoticed by the development community at large, while repairing and amending relationships in these underserved communities.

DESCRIPTION OF PROPERTY

During the COVID-19 pandemic, the Company’s management team has been working remotely and utilizing office space and equipment as needed from its Executives. Upon the completion of this Offering, the Company’s Management team will rent office space to attract top quality real estate professionals. Currently, the Miami Metropolitan area is the Company’s top choice for office space. Other satellite offices will be acquired in the future as the Company expands.

9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contain forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this offering circular, particularly on page 3 entitled “Risk Factors”.

Business Overview

Community Redevelopment Inc. was incorporated in the State of Oklahoma on August 16, 2010, under the name of “Crosswind Renewable Energy Corp.” On June 24, 2020, the Company’s corporate name was changed to “Community Redevelopment Inc.” Community Redevelopment Inc. amended, and restated articles of incorporation were filed with the Oklahoma Secretary of State to, among other things, change the Company’s name and to create a class of preferred stock. Our principal business is focused on developing real estate in multicultural, ethnically diverse urban communities.

Plan of Operations

Community Redevelopment Inc., a community oriented real estate developer targeting economic growth, housing for veterans, and opportunity zones in thriving primary and secondary markets. The Company is focusing its efforts on bringing commerce and affordable housing to underserved and growing areas. Community Redevelopment Inc. plans to provide numerous opportunities to improve neighborhoods for residential, commercial, and industrial opportunities through government incentives, long term partnerships and agreements. Our mission is to reposition assets, improve the quality of life in those communities, and provide our investors with an opportunity to profit. We intend to accomplish this by focusing on partnerships between the public and private sector to generate both business interest and business activity in low-income neighborhoods that have gone unnoticed by the development community at large, while repairing and amending relationships in these undeserved communities. Community Redevelopment Inc. is not an opportunity zone fund, or a real estate investment trust. It is a real estate developer offering potential investors with an opportunity to partake in the process of investing in real estate projects that can improve the quality of life for residents of low-income neighborhoods, via publicly traded company. In addition, our ability to acquire and develop single and multi-family rental properties that can either be held by us or sold to regional and national companies further strengthens our product offering. We believe our strategy of working with federal, state, and local governments, as well as community leaders and other developers in our principal geographic area and our targeted areas for expansion, will provide us with a diverse product portfolio and an opportunity to increase our overall market share. Community Redevelopment, Inc. affords potential investors a significant opportunity to participate in the process of identifying and redeveloping entire communities and regional areas, via a publicly traded company. The Company intends to work with local and state government agencies relating to real property asset class sectors, including residential, commercial and industrial. Redevelopment of these real estate sectors is expected to have a substantial positive impact within these and surrounding communities.

Community Redevelopment Inc. will seek to create partnerships between the public and private sector that involve collaboration between a government agency and private-sector companies that can be used to finance, build, and operate projects, such as public transportation networks, parks, and convention centers. Financing a project through a public-private partnership can allow a project to be completed sooner or make it a possibility in the first place.

Public-private partnerships typically have contract periods of 25 to 30 years or longer. Financing comes partly from the private sector but requires payments from the public sector and/or users over the project's lifetime. The private partner participates in designing, completing, implementing, and funding the project, while the public partner focuses on defining and monitoring compliance with the objectives. Risks are distributed between the public and private partners according to the ability of each to assess, control, and cope with them.

10

Community Redevelopment, Inc. will analyze potential ventures based on the following factors:

1.	Potential for growth indicated by local need and assigned local, state, or Federal funding towards urban renewal in that given locale.
2.	Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole.
3.	The strength and diversity of the current management
4.	Capital requirements and anticipated availability of required funds, to be provided by the Company or from operations, through joint ventures or similar arrangements, sales of securities, or from other sources.
5.	The extent to which the business opportunity can be advanced.

Going Concern

The Company does not currently engage in any business activities that provide cash flow. The costs of investigating and analyzing new projects for the next 12 months and beyond such time will be paid with funds to be loaned to or invested in us by our stockholders, management or other investors.

During the next 12 months we anticipate incurring costs related to:

●	(i) filing of timely Exchange Act reports, and

●	(ii) investigating, analyzing and consummating a viable project.

The Company believes it will be able to meet these costs through use of funds to be loaned by or invested in by its stockholders, management or other investors. There are no assurances that such funds will be advanced or that the Company will be able to secure any additional funding as needed. As of June 30th, the Company secured a $500,000.00 convertible debt investment and have currently drawn down on $250,000.00 with approximately $75,000 still in the bank.

The Company has used the proceeds from the note to cover its immediate required expenses. The note is attached hereto as Exhibit 10.1. Except as disclosed herein, we currently have no other agreements or specific arrangements in place with any loan holder.

The company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay any liabilities arising from normal business operations when they come due. Its ability to continue as a going concern is also dependent on its ability to find a suitable project and partners for said project, however there is no assurance of additional funding being available.

The Company, as of June 30, 2021, $92,156.72 in cash and has not earned any revenues from operations to date. In the next 12 months, we expect to incur expenses equal to approximately $75,000.00 related to legal, accounting, audit, and other professional service fees incurred in relation to the Company’s Exchange Act filing requirements. The costs related to the acquisition of a new project vary widely and are dependent on a variety of factors including, but not limited to, the amount of time it takes to complete a new project, the location of the project, the size and complexity of the urban locale, possible changes in the Company’s capital structure in connection with the transaction, and whether funds may be raised contemporaneously with the transaction. Therefore, we believe such costs are unascertainable until the Company identifies a viable new project. These conditions raise substantial doubt about our ability to continue as a going concern. The Company is currently focusing its efforts on two to three viable urban renewal development projects and expects to close during the late part of the first quarter or early second quarter of 2021.

While most urban redevelopment projects are a local organization or government, municipal, and city-level projects that the Company’s management believes that the public company will provide a greater opportunity to access to the capital markets, increase its visibility in the investment community, and offer the opportunity to utilize its stock to further our urban renewal projects. There is no assurance that the Company will in fact have access to additional capital or financing as a public company.

11

Our management anticipates that it will likely be able to effect two to four new projects within the upcoming year, due primarily to our limited financing. This lack of clarity in our immediate future should be considered a substantial risk in investing in us, because it will not permit us to offset potential losses from one venture against potential gains from another with any degree of foreknowledge at this point.

The Company anticipates that the selection of a new project will be complex and extremely risky. While the Company is in a competitive market with a small number of urban renewal opportunities through information obtained from industry professionals including attorneys, investment bankers, and other consultants with experience in the reverse merger industry, our management believes that there are opportunities for a new project with firms seeking the perceived benefits of becoming a publicly traded corporation. Such perceived benefits of becoming a publicly traded corporation include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of stock. Potentially available new projects may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such urban renewal opportunities extremely difficult and complex.

We have not established a specific timeline, nor have we created a specific plan to identify an acquisition target and consummate a new project. We expect that our management and the Company, through its various contacts and affiliations with other entities, will locate a new project target. We expect that funds in the amount of approximately $75,000 will be required in order for the Company to satisfy its Exchange Act reporting requirements during the next 12 months, in addition to any other funds that will be required in order to complete a new project. Such funds can only be estimated upon identifying a new project target. Our management and stockholders have indicated an intent to advance funds on behalf of the Company as needed in order to accomplish its business plan and comply with its Exchange Act reporting requirements, however, there are no agreements in effect between the Company and our management or stockholders specifically requiring them to provide any funds to the Company. Therefore, there are no assurances that the Company will be able to obtain the required financing as needed in order to consummate a new project transaction.

We have recently signed a binding letter of intent to acquire six properties which are comprised of retail, multifamily and mixed-user development projects in the Washington D.C. metropolitan area. This acquisition aligns strongly with our investment criteria that consists of quality, well positioned real estate in markets with robust growth and demographics, anchored by strong tenants. The Washington D.C. metropolitan area remains strong as a result of increased government spending. The addition of these properties not only forms the foundation of Community Redevelopment Inc., holdings, but they are also located in a market that is thriving and generating robust job growth and has significant demand for housing.

We anticipate acquiring several properties and expand in other markets. Community Redevelopment Inc. is currently operating in the regions or looking for additional opportunities in the Mid Atlantic, South East, and Gulf Coast states markets.

On March 11, 2020, the World Health Organization officially declared the outbreak of the novel coronavirus COVID-19 a “pandemic.” A significant outbreak of COVID-19 and other infectious diseases has resulted in a widespread health crisis that has significantly adversely affected businesses of all types, economies and financial markets worldwide. The business of any potential target project with which we consummate a new project could be materially and adversely affected. Furthermore, we may be unable to complete a new project if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the project’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a new project will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, our ability to consummate a new project, or the operations of a target project with which we ultimately consummate a new project, may be materially adversely affected.

12

DIRECTORS, INDEPENDENT DIRECTORS AND EXECUTIVE OFFICERS

The Following table sets forth information concerning the Company’s directors, independent directors and executive officers.

Name	Age	Position
Ronald A. Silver	78	Chairman of Board of Directors, Audit Committee

Charles Arnold	70	Chief Executive Officer

Garfield Antonio	53	President, Executive Officer

Stalin A. Cruz	48	Chief Financial Officer, Executive Officer

Kevin Humes	62	Veterans and Tribal Affairs, Officer

Randy Avon	79	Independent Director, Audit Committee

Joseph Gibbons	73	Independent Director, Audit Committee

Directors, Executive Officers, and Significant Employees Compensation

Mr. Avon and Mr. Gibbons will each be compensated $1,500.00 quarterly for their services as independent Directors and audit committee members equating to a total of $6,000.00 per year. In addition, they will receive 25,000 shares at of the of each of service during their two-year term nomination.

Ronald A. Silver, Age 78, Chairman of Board of Directors, Audit Committee

Ronald Silver is an attorney and Consultant with an extensive track record in the government-private development arena. Mr. Silver studied at the University of Miami, obtaining his BA in finance in 1965, and his Juris Doctor in 1968. Mr. Silver was formerly a Senator in the Florida House of Representatives from 1978 to 1992. He served in major positions, including Majority Whip (1984-1986) and Majority Leader (1986-1988). He also chaired various committees, including the Select Committee on Juvenile Justice, Criminal Justice, Ethics and Elections, as well as the Subcommittee of Appropriations on General Government. Senator Silver was elected to the Florida Senate in 1992 and subsequently re-elected, serving as the Majority (Democratic) leader for the 1994 session. During his last term in the Senate, he was designated by both the House and Senate as the Dean of the Legislature recognizing his standing as the longest serving member.

His career as a lawmaker has yielded a vast and extensive knowledge of public policy issues and the legislative process, allowing him to be an advocate and servant for his diverse community. Throughout his tenure in the Senate, Mr. Silver has been known to tackle tough issues, transcend partisanship and build strong coalitions. As Senator, he served on a variety of committees, and was chairman of both the Appropriations Subcommittee on Health and Human Services and Criminal Justice. His career in the Senate has earned praise from his colleagues, in both the legislature and other branches of government throughout the nation.

In 1993, Mr. Silver was elected Chairman of the Southern Legislative Conference (17 Southern States) of the Council of State Governments. Most recently, a new prescription drug plan for Medicare-eligible senior citizens in the State of Florida has been named the “Silver Saver” in his honor.

13

Since his retirement from the Senate in 2002, Mr. Silver also functions as President of his own consulting firm (Ron Silver & Associates) and maintains his law practice in Miami Beach, Florida. In addition, Mr. Silver served as the first chairman of the Florida Biofuels Association and is currently the immediate past chairman and a Member of the Board Directors of that organization. He is also Chair of the Dade County Legislative Delegation and Member of the Dade and Broward County Legislative delegations.

Charles Arnold, Age 70, Chief Executive Officer

Mr. Arnold assumed the role of CEO and was elected to the Board of Crosswind Renewable Energy Corp. on July 6, 2020. After overseeing the completion of the acquisition of the assets and liabilities of RCK Development LLC in a merger agreement, he will lead the Company as it provides commerce and affordable housing to underserved areas. As CEO, Mr. Arnold is focused on building partnerships between the public and private sector to improve low-income neighborhoods for residential, commercial, and industrial opportunities through government incentives and agreements.

Mr. Arnold has enjoyed tremendous success as an entrepreneur and has served as a consultant and advisor to public and private companies since 1992. His primary role has been to assist clients in making informed decisions on appropriate corporate structures, corporate governance, company strategy, disclosure, as well as guiding management on the selection of their professional team of bankers, lawyers, accountants, and key internal executives. Mr. Arnold has been responsible for financing, capitalizing, and structuring start-up companies from the inception stages to the public market, while providing management teams with a comprehensive set of strategies to increase the probability of successful execution and to set the stage for long-term shareholder returns. He looks forward to utilizing his vast amount of business experience to rebuild depressed communities, and to improve the quality of life in those communities, while providing investors with an opportunity to participate.

Mr. Arnold has traveled extensively to speak at both domestic and international investment conferences. After retiring from the lecture circuit to focus on his consulting and advisory practice, he remains in demand as a lecturer at seminars on entrepreneurship, business economics, and business development. Mr. Arnold has appeared in the Wall Street Journal and been quoted in Bloomberg, Reuters, and other financial publications. He also was a board member of the “Total Return Fund” and the “Income Plus Fund”. He was the President of Sound Money Investors and is currently the CEO of Stemtech Corporation.

Garfield Antonio, Age 53, President, Executive Officer

Garfield Antonio, born in 1968, is the co-founder of The Velocity Companies a leading Real Estate Development Company headquartered in Washington DC. Additionally, Mr. Antonio is a minority owner of the Gastonia Honey Hunters an Atlantic League Minor League Baseball team. Mr. Antonio has more than 30 years of experience in banking, financing, and real estate development where he specializes in apartments and commercial real estate development that requires an understanding of Municipal Financing, Tax Incentive Financings (TIFs), Tax Exempt Bonds, Private Placement Bond Financing, Planned Community Developments, and pioneering emerging markets.

He has consulted on, and been responsible for, the acquisition, and development of large- and small-scale projects across the United States, primarily concentrating his activity in the Washington DC region. Prior to forming Velocity, Mr. Antonio worked as a senior executive for Riggs Bank NA and held other executive positions at both Mercantile Potomac Bank, and Silicon Valley Bank. Mr. Antonio served as the chief financial officer and senior development manager for the Saint Paul Community Development Corporation.

As a leading non-profit organization, this group developed affordable workforce housing, market rate condominiums, and commercial properties. The organization provided much-needed housing to some of the most underserved neighborhoods in Prince George’s County Maryland and the District of Columbia. Mr. Antonio has a Bachelor of Science degree in Marketing and Business Administration from Delaware State University.

14

Stalin A. Cruz, Age 48, Chief Financial Officer, Executive Officer

Stalin A. Cruz is an experienced and successful financial services executive with over 27 years of experience in capital markets. He has extensive knowledge of domestic and international markets. Mr. Cruz currently serves as the Managing Partner and CEO of Cruz Capital Management, LP. He is also a member of the capital markets team at a New York based full-service investment banking and brokerage firm. Mr. Cruz has held several principal positions through his Wall Street career.

His commitments have included working with institutional and private investors in; private placements, IPOs, secondary offerings, fixed-income trading, and equity trading.

Mr. Cruz began his Wall Street career in 1994 as a registered representative. He has held various positions including registered sales trader, market maker, investment banker, MSRB Principal, managing director of trading, senior Vice President of advisory services.

Mr. Cruz is well versed in SEC rules and regulations as well as Generally Accepted Accounting Principles (GAAP) established by the Financial Accounting Standards Boards (FASB). He has a wealth of experience with publicly traded and privately held companies. In previous ventures, Mr. Cruz has streamlined business operations resulting in growth, increased efficiency, and elevated bottom-line profits. Along with his vast knowledge Mr. Cruz holds FINRA Series 4,7,24,53,55,63 and SIE licenses.

 Kevin Humes, Age 62, Veterans and Tribal Affairs, Officer

Mr. Humes is a retired, disabled veteran who is the managing partner of USA International Holdings Co, U.S.A. AIA International Corp. During his 18 years of decorated service in the U.S. Army and prior to his medical discharge, Kevin was responsible for in-service recruitment, retention, education, and service member training for a company unit size of 300 personnel. Additional duties included assisting service members in preparation for departure from military service by utilizing all resources available to ensure a smooth transition.

In 2000, Mr. Humes founded and became President and CEO of the American Veterans Alliance (AVA), a veteran’s service organization. He also became President of the American Alliance for Disabled Veterans, a 501c-3 nonprofit organization. Both organizations were founded to support veterans by assisting with providing education, employment, access to quality health care, and guidance in business and entrepreneurship.

Kevin’s legislative endeavors to support and empower veterans throughout the past 20 years have put the American Veterans Alliance and the American Alliance for Disabled Veterans front and center, advocating directly to the Secretary of Veteran Affairs, the Joint Chiefs of Staff, the Department of Defense, and the Department of Labor, along with many of America’s largest veteran organizations

Randy Avon, 79, Independent Director, Audit Committee

Randy Avon currently serves as the CEO of the Asian Pacific Development Corp., a multi-national business development and investment company where he has overseen more than $22 billion in global infrastructure projects in 17 separate countries. Mr. Avon is also well known for his social activism, having served in the Florida Legislature, former President & CEO of four World Trade Centers, Chair of OAS and has been a US delegate to the past four Summits of the Americas, recipient of the Global Leaders Award and recipient of the US State Department’s McKeithan Award for Outstanding International Achievements in the Private Sector, as well as being named one of South Florida’s “100 most power international leaders'' by CEO magazine. Mr. Avon holds a BS in Business Administration from University of Florida, 1962.

15

Joseph Gibbons, Age 73, Independent Director, Audit Committee

Joe Gibbons was born in New York City. He received his early education in the New York City public school system and received a bachelor’s degree in Sociology from Calvin College in Grand Rapids Michigan. He also received a master’s degree in Public Administration from John Jay College of Criminal Justice of the City University of New York. He has been a resident of Florida since 1994.

Mr. Gibbons began his career at IBM in sales management and marketing positions, where he was awarded the IBM 100% Club Presidency Award for highest sales and business achievement nationwide. After 8 years, he left IBM to form his own business in retail and distribution of computer hardware and software in Michigan. He was President and General Manager of a computer manufacturing and distribution company headquartered in Toronto, Canada with national responsibility. He also worked with Ackerman LLP, a leading U.S. law firm, as a Public Policy Advisor.

Mr. Gibbons is also known for his strong commitment to social issues, being elected City Commissioner of Hallandale Beach, the Broward County Planning Council, as well as to the Florida House of Representatives; where he was Chair of the Legislative Black Caucus, as well Chair of the National Black Caucus Committee on Energy, Transportation, and Environment. Mr. Gibbons was elected to the Florida House of Representatives in 2006. His service focused on Business & Professional Regulations, Budget Economic Affairs, Energy and Utilities, Financial Services and Health Innovation. Mr. Gibbons was elected Chair of the Florida Legislative Black Caucus and the Minority Leader Pro Tempore. He also served as Chair of the National Black Caucus of State Legislators Energy, Transportation, and Environment Committee helping pass major legislation in both the Midwest and Southeastern Regions of the United States. Prior to his election to the Florida House, he served one term as a City Commissioner in Hallandale Beach and the Broward County Planning Council.

Mr. Gibbons established and is currently President of Gibbons Consulting Group. The company represents both large and small businesses with competences in Governmental lobbying and issue advocacy. A few of the private companies that have been engaged are Phillips Lighting (smart pole technology), Ultimate Software, ANF Construction Development, CLEAR, Edison Electric, Duke Energy, WEC Energy Group, and the Corradino Group. Advocacy issues represented include affordable housing, faith-based policy initiatives, deregulation, financial services, energy, municipal, state-run and federal appropriations.

Mr. Gibbons is nationally recognized for his achievements, being appointed to the White House Conference on Small Business, and having made front cover of Nation’s Business Magazine, as well as being named the Small Business Administration “Minority Businessperson of the Year” for the Midwest Region as well as the “Entrepreneur of the Year” by Chivas Regal.

Mr. Gibbons is currently a Member of the Henderson Behavioral Health Centers Board of Directors, the Audit and Finance Committee and the Board of the Primary Care Clinics for the Palm Beach County Hospital District and the Aventura Marketing Councils Chairman’s Round Table. He is Past President and the Current Member of the Hallandale Rotary Club. In 2005, he was named Rotarian of the Year.

16

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Certain Relationships and Related Transactions

None.

Promoters and Certain Control Persons

None.

Director Independence

The Company Common Stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and therefore, the Company is not subject to any director independence requirements. Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Under such definition, Ronald Silver, Randy Avon and Joseph Gibbons would be considered independent.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

17

SECURITIES BEING OFFERED

Common Stock

We are authorized to issue 10,000,000 shares of Common Stock, par value of $2.50 per share. As of August 19, 2021, 2,496,249,668 shares of the Company’s Common Stock are issued and outstanding before the offering.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide a preemptive or conversion right and there is no redemption or sinking fund provisions or rights. Our Common Stockholders are not entitled to cumulative voting for election of the Company’s board of directors.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters. Shareholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our Board has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

PLAN OF DISTRIBUTION

The Company is not selling the shares through commissioned sales agents or underwriters. The Company will use its existing website, www.comredev.com to inform and re-direct individuals interested in investing and obtaining information including the Offering Circular to the Company’s Offering Page thru the gainvest.co platform. The Offering Circular will be accessible via download to prospective investors 24 hours per day, 7 days per week.

Gainvest.co will be the exclusive means by which prospective investors may subscribe in this offering. Upon qualification by the SEC, potential investors will be able to go on gainvest.co and a button will appear that simply states “Invest” in Community Redevelopment, Inc.

Once the “Invest” button is clicked, potential investors will again be given a comprehensive overview of the process and procedures, which will require an e-signature. Potential investors will then begin a user-friendly process of establishing their personal and financial identity, selecting the number of shares to be purchased and how payment will be made, and executing the subscription agreements. An electronic confirmation will be emailed after a transaction is completed.

If the minimum contingency for this offering is not satisfied or the offering is otherwise terminated, investor funds will be promptly refunded in accordance with Securities Exchange Act Rule 10b-9.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by wire transfer, check, or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

SELLING SECURITY HOLDERS

No shares will be sold by existing shareholders. However, in accordance with Securities Act Rule 215(a)(3), the aggregate number of shares sold by existing shareholders will not exceed 30% of the total shares sold in the offering.

18

COMMUNITY REDEVELOPMENT INC.

BALANCE SHEET

	For the Period ended	For the Period ended
	June 30, 2021	December 31,
	Unaudited	Audited
ASSETS
CURRENT ASSETS
Cash in Bank	$92,157	$8,518
TOTAL CURRENT ASSETS	92,157	8,518

TOTAL ASSETS	$92,157	$8,518

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable	$251	$–
Accrued Expenses Payable	3,000	3,305
Notes Payable	277,778	38,041
Loan from Shareholders	–	745,180
TOTAL LIABILITIES	281,029	786,526

STOCKHOLDERS’ EQUITY
Common stock: $0.001 par value, 3,000,000,000 shares authorized, 2,496,249,668 and 125,048,768 shares issued and outstanding at June 30th, 2021 and Dec 31, 2020 respectively	2,496,249	125,048
Shares Committed to be issued		1,000
Additional Paid in Capital	2,866,729	–
Accumulated deficit	(5,551,850)	(904,056)
TOTAL EQUITY (DEFICIT)	(188,872)	(778,008)
TOTAL LIABILITIES AND EQUITY	$92,157	$8,518

The accompanying notes are an integral part of these condensed consolidated financial statements.

19

COMMUNITY REDEVELOPMENT INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For Three Months Period Ended June 30,		For Six Months Period Ended June 30,
	2021	2020	2021	2020

REVENUE	$–	$–	$–	$–

OPERATING EXPENSE
General and Administrative Expenses	124,024	6,408	4,647,794	12,326

OPERATING LOSS	(124,024)	(6,408)	(4,647,794)	(12,326)

NET LOSS FOR PERIOD	$(124,024)	$(6,408)	$(4,647,794)	$(12,326)

Net (loss) per share attributable to common stockholders, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding, basic and diluted	1,804,341,340	125,048,768	1,804,341,340	125,048,768

The accompanying notes are an integral part of these condensed consolidated financial statements.

20

COMMUNITY REDEVELOPMENT INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional
	Number of Shares	Amount	paid in capital	Shares Committed	Accumulated Deficit	Total
Balance December 31, 2019	125,048,768	$125,048	$–	$–	$(857,902)	$(732,854)

Shares Committed to be issued	–	–	–	1,000	–	1,000

Net Loss	–	–	–	–	(46,154)	(46,154)

Balance December 31, 2020	125,048,768	$125,048	$–	$1,000	$(904,056)	$(778,008)

Shares Issued for Services	2,246,249,800	2,246,250	2,246,500	(1,000)	–	4,491,000

Shares Issued for Debt	124,951,100	124,951	620,229	–	–	745,180

Net Loss	–	–	–	–	(4,647,794)	(4,647,794)

Balance June 30, 2021	2,496,249,668	$2,496,249	$2,866,729	$–	$(5,551,850)	$(188,872)

The accompanying notes are an integral part of these condensed consolidated financial statements.

21

COMMUNITY REDEVELOPMENT INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the six months Period Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(4,647,794)	$(12,326)
Shares issued for Services	4,491,750
Decrease in Accrued Expenses	(305)
Increase in Accounts payable	251
Net cash provided by (used) in operating activities	(156,098)	(12,326)

CASH FLOWS FROM INVESTING ACTIVITIES:	–	–

Net cash provided by (used) in Investing activities	–	–

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase/(Decrease) in Shareholder's loan	(38,041)	12,326
Proceeds from Loan	277,778
Net cash provided by financing activities	239,737	12,326

Net increase (decrease) in cash and cash equivalents	83,639	–
Cash and cash equivalents at beginning of period	8,518	–
Cash and cash equivalents at end of period	$92,157	$–
Supplemental disclosure of cashflow information
Cash paid for interest	$–	$–
Cash paid for tax	$–	$–
Supplemental disclosure of non-cash financing activities
Shares issued to settle notes payable	$745,180	$–
Shares issued for Services	$4,491,750	$–

The accompanying notes are an integral part of these condensed consolidated financial statements.

22

COMMUNITY REDEVELOPMENT, INC.

FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEET

(AUDITED)

(US$)	For the Fiscal Year Ended December 31
	2020	2019
Assets
Current Assets
Cash at Bank	$8,518	$–

Total Current Assets	8,518	–
Total Assets	$8,518	$–

Liabilities & Stockholders’ Equity
Current Liabilities
Accrued Expenses payable	$3,305	$–
Notes payables	38,041	–
Loan from Shareholders	745,180	732,854
Total Liabilities	786,526	732,854
Stockholders’ Equity
Common stock: $0.001 par value, 150,000,000 shares authorized, 125,048,768 shares issued and outstanding at December 31st, 2020 and December 31st, 2019	125,048	125,048
Shares committed to be issued	1,000	–
Accumulated deficit	(904,056)	(857,902)
Total Equity (Deficit)	(778,008)	(732,854)
Total Liabilities & Equity	$8,518	$–

See Accompanying Notes to Consolidated Financial Statements

23

COMMUNITY REDEVELOPMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(AUDITED)

(US$)	For the Fiscal Year Ended December 31
	2020	2019
Revenue	$–	$–

Operating Expense
General and Administrative Expenses	46,154	40,762

Operating Loss	(46,154)	(40,762)

Net Loss for Period	$(46,154)	$(40,762)

Net (loss) per share attributable to common stockholders, basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding, basic and diluted	125,048,768	125,048,768

See Accompanying Notes to Consolidated Financial Statements

24

COMMUNITY REDEVELOPMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)

(AUDITED)

	Common Stock
	Number of Shares	Amount	Shares Committed	Accumulated Deficit	Total

Balance January 1, 2019	125,048,768	$125,048	$–	$(817,140)	$(692,092)

Net Income/(Loss)	–	–	–	(40,762)	(40,762)

Balance December 31, 2019	125,048,768	$125,048	$–	$(857,902)	$(732,854)

Shares Committed to be issued	–	–	1,000	–	1,000

Net Income/Loss	–	–	–	(46,154)	(46,154)

Balance December 31, 2020	125,048,768	$125,048	$1,000	$(904,056)	$(778,008)

See Accompanying Notes to Consolidated Financial Statements

25

COMMUNITY REDEVELOPMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AUDITED)

	For the Fiscal Year Ended
	December 31 ,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(46,154)	$(40,762)
Shares committed to issue	1,000	–
Increase in accrued Expenses	3,305	–
Net cash provided by (used) in operating activities	(41,849)	(40,762)

CASH FLOWS FROM INVESTING ACTIVITIES:	–	–
Net cash provided by (used) in Investing activities	–	–

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in Shareholder loan	12,326	40,762
Increase in Notes Payable - Related Parties	38,041	–
Net cash provided by financing activities	50,367	40,762

Net increase (decrease) in cash and cash equivalents	8,518	–
Cash and cash equivalents at beginning of period	–	–
Cash and cash equivalents at end of period	$8,518	$–

See Accompanying Notes to Consolidated Financial Statements

26

COMMUNITY REDEVELOPMENT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS, PRESENTATION AND GOING CONCERN

Organization

Community Redevelopment Inc. was incorporated in the State of Oklahoma on August 16th, 2010. At the time of its creation, the Company had been engaged in marketing renewable energy, sales and marketing of turbines, lighting and solar energy sources. On July 6th, 2020, the company completed a transaction whereby the core business of the Company is now that of the new merged business. Community Redevelopment, Inc. operates as a community oriented real estate redeveloper targeting economic growth and opportunity zones in secondary and tertiary value-added markets. Our name was formally changed to Community Redevelopment Inc. on June 24th, 2020, as part of the overall transaction. The Company is primarily focused on lower income communities in an effort to bring commerce and affordable housing to underserved areas.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act, and exemptions from the requirements of Sections 14A(a) and (b) of the Securities Exchange Act of 1934 to hold a nonbinding advisory vote of stockholders on executive compensation and any golden parachute payments not previously approved.

The Company has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of any fiscal year following the anniversary of the initial reporting.

To the extent that we continue to qualify as a “smaller reporting company”, as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

27

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management include, but are not limited to, revenue recognition, the allowance for bad debt, useful life of fixed assets, income taxes and unrecognized tax benefits, valuation allowance for deferred tax assets, and assumptions used in assessing impairment of long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without any restrictions.

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

Service revenues are recognized as the services are performed in proportion to the transfer of control to the customer and real estate revenues are recognized at the time of sale when consideration has been exchanged and title has been conveyed to the buyer. At this time, we have not identified specific planned revenue streams.

28

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. Based on its review, the Company believes that, as of December 31, 2020, and 2019, there were no impairment loss of its long-lived assets.

Income Taxes

The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law. For deferred tax assets, management evaluates the probability of realizing the future benefits of such assets. The Company establishes valuation allowances for its deferred tax assets when evidence suggests it is unlikely that the assets will be fully realized.

The Company recognizes the tax effects of an uncertain tax position only if it is more likely than not to be sustained based solely on its technical merits as of the reporting date and then only in an amount more likely than not to be sustained upon review by the tax authorities. Income tax positions that previously failed to meet the more likely than not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not threshold are derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company classifies potential accrued interest and penalties related to unrecognized tax benefits within the accompanying consolidated statements of operations and comprehensive income (loss) as income tax expense.

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, other receivable, note receivable, other current assets, accounts payable, and accrued expenses, if applicable, approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value.

The Company utilizes the methods of fair value (“FV”) measurement as described in ASC 820 to value its financial assets and liabilities. As defined in ASC 820, FV is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in FV measurements, ASC 820 establishes a FV hierarchy that prioritizes observable and unobservable inputs used to measure FV into three broad levels, which are described below:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted prices, such as equities listed on the New York Stock Exchange.

Level 2 – Pricing inputs are other than quoted prices in active markets but are either directly or indirectly observable as of the reported date. The types of assets and liabilities in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using highly observable inputs.

29

Level 3 – Significant inputs to pricing that are unobservable as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as complex and subjective models and forecasts used to determine the fair value of financial transmission rights.

Our financial instruments consist of our accounts payable, accrued expenses - related party and loan payable – related party. The carrying amount of our prepaid accounts payable, accrued expenses- related parties and loan payable – related party approximates their fair values because of the short-term maturities of these instruments

Basic Income (Loss) Per Share

Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. Potential common shares.

The table below presents the computation of basic and diluted earnings per share for the years ended December 31, 2020, and 2019:

	December 31, 2020	December 31, 2019
Numerator
Net loss	$(46,154)	$(40,762)
Denominator
Weighted average common shares outstanding - basic	125,048,768	125,048,768
Dilutive common stock equivalents
Weighted average common shares outstanding - diluted	125,048,768	125,048,768
Net loss per share
Basic	$(0.00)	$(0.00)
Diluted	$(0.00)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable. The Company does not require collateral or other security to support these receivables. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

Commitments and Contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

30

If the assessment of a contingency indicates it is probable a material loss was incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

New Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires companies to measure credit losses utilizing a methodology that reflects expected credit losses and requires a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including those interim periods within those fiscal years. We did not expect the adoption of this guidance have a material impact on its consolidated financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, the Company had a net loss of $46,154 for the year ended December 31, 2020, negative working capital as of December 31, 2020, and accumulated deficit of $904,056. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern.

While the Company is attempting to generate additional revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – NOTE PAYABLE, RELATED PARTY

The principal stockholder and the immediate past CEO have advanced funds to the Company from time to time. As of December 31, 2020, and December 31, 2019, the liability to the stockholders is $745,180 and $732,854 respectively.

As of December 31, 2020, there was a Note payable to related parties is $ 38,041.

31

NOTE 5 – STOCKHOLDERS’ EQUITY (DEFICIT)

Capital Stock

The Company has 150,000,000 shares of authorized, common stock, out of which 125,048,768 shares issued and outstanding as of December 31, 2020. The Company has amended its Certificate of Incorporation to issue an aggregate of 3,000,000,000 shares of capital stock, of which 2,495,499,668 issued and outstanding. There is no Preferred Stock having been created nor issued. On February 11th, 2021, the company increased their Authorized share count to 3 Billion shares to accommodate for the issuance of the Acquisition shares in post-split amounts.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Company’s board of directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

To date, no Preferred Stock has been Authorized nor issued.

Warrants

No warrants were issued or outstanding for the year ending December 31, 2020.

Stock Options

We currently have no stock option plan.

No stock options were issued or outstanding during years ended December 31, 2020, and 2019 respectively.

NOTE 6 – COMMITMENTS AND CONTIGENCIES

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”), and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The Company’s suppliers may decrease production levels based on factory closures and reduced operating hours in those facilities. Likewise, the Company is dependent on its workforce to deliver its products. Developments such as social distancing and shelter-in-place directives may impact the Company’s ability to deploy its workforce effectively. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations.

Management is actively monitoring the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. The Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time. If the pandemic continues, it may have a material effect on the Company’s results of future operations, financial position, and liquidity in the next 12 months.

32

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

The Company continues to examine the impact that the CARES Act may have on our business. Currently, management is unable to determine the total impact that the CARES Act will have on our financial condition, results of operations, or liquidity.

NOTE 7 – SUBSEQUENT EVENTS

On February 11th, 2021, the company increased their Authorized share count to 3 Billion shares to accommodate for the issuance of the post-split amounts.

During the first quarter of 2021, the Company issued 2,250,000,000 common shares to acquire the assets and liabilities of RCK Development LLC (“RCK”) in a merger agreement. Additionally, the Company issued 125,000,000 common shares to settle 100% of the outstanding debt of the prior Director.

On May 26th, 2021, the Board of Directors of the Company adopted an Amendment to its Articles changing the name of the Corporation to Community Redevelopment Corp., the Company additionally Amended its Articles to effectuate a 100:1 Reverse Stock Split; and on August 3rd, 2021, FINRA gave final approval for these corporate actions, which become effective August 4th, 2021.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

On April 8, 2021, Community Redevelopment as “Crosswind Renewable Energy Corp.” executed a Senior Secured Convertible Promissory Note of Five Hundred Fifty-Five Thousand Five Hundred Fifty-Five Dollars and Fifty-Six Cents ($555,555.56) with Leonite Capital, LLC., a Delaware limited liability company. The Note is for one year, secured, bears 10% interest and prior to the maturity date of the Note, the Company at its option has the right to redeem in cash any amounts outstanding. Should the Fund wish to convert this debt into equity, the conversion price shall be sixty-five percent of the lowest Intraday price during the previous 21 days. Pursuant to the Agreements, the Company has earmarked the net proceeds for immediate cash infusion for normative working capital purposes and capital expenditures. Leonite Capital has agreed that neither it nor any of its affiliates shall engage in any short-selling or hedging of the Company’s Common Stock during any time. Additional funds may be secured by the Company as needed on an ongoing basis for expenses until it can be financially self-sufficient.

BINDING LETTER OF INTENT TO ACQUIRE MEMBERSHIP INTEREST

On July 9th, 2021, the Company executed a binding letter of intent with Red Hills Capital Advisors, LLC to acquire six properties which are comprised of retail, multifamily and mixed-user development projects in the Washington D.C. metropolitan area. This acquisition aligns strongly with our investment criteria that consists of quality, well positioned real estate in markets with robust growth and demographics, anchored by strong tenants. The Washington D.C. metropolitan area remains strong as a result of increased government spending. The addition of these properties not only forms the foundation of Community Redevelopment Inc., holdings, but they are also located in a market that is thriving and generating robust job growth and has significant demand for housing. It is anticipated that the definitive agreements will be signed by next quarter.

33